EXHIBIT 99.1
East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. 626.768.6800
Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS STRONG THIRD QUARTER 2011 NET INCOME OF $62.4 MILLION AND EARNINGS PER SHARE OF $0.41, UP 52% FROM THE PRIOR YEAR PERIOD

Pasadena, CA – October 19, 2011 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the U.S. and Asia, today reported financial results for the third quarter of 2011. For the third quarter of 2011, net income was $62.4 million or $0.41 per dilutive share. East West increased third quarter net income $15.5 million or 33% and increased earnings per dilutive share $0.14 or 52% from the prior year period.

“Earnings per share for the third quarter was a solid $0.41, an increase of 52% from the prior year period,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “We are committed to ensuring long-term stable growth and earnings by thinking strategically and growing the business for the future while maintaining a strong focus on current profitability and navigating through the current challenges faced by all financial institutions. These strategic actions have resulted in solid loan growth, a stable net interest margin, and reduced credit costs, resulting in net income for the quarter of $62.4 million, up 3% from the second quarter of 2011 and up 33% from the third quarter of 2010.”

Ng continued, “Total gross loans increased to a record $14.2 billion as of September 30, 2011 due to strong growth in our noncovered loan portfolio, which surpassed $10 billion at quarter end. During the third quarter, noncovered commercial and trade finance loans grew 12% to $3.0 billion, and noncovered single family loans grew 18% to $1.5 billion. At the same time, we saw noticeable improvement in credit quality and credit costs in our noncovered portfolio. Nonperforming assets decreased 7% during the third quarter of 2011 to $168.9 million, or only 0.77% of total assets, and net charge-offs were down 23% from the second quarter of 2011.”

Ng concluded, “Although the prolonged low interest rate environment poses challenges for all financial institutions, our third quarter results show that East West continues to rise above its peers. East West has continued to prove that we can demonstrate strong financial performance in all types of economic environments and deliver superior return to our shareholders.”

2011 Quarterly Results Summary

	For the three months ended,

Dollars in millions, except per share	September 30, 2011	June 30, 2011	September 30, 2010
Net income	$62.4	$60.5	$47.0
Net income available to common shareholders	60.7	58.8	40.2
Earnings per share (diluted)	0.41	0.39	0.27

Return on average assets	1.13%	1.12%	0.93%
Return on average common equity	10.99%	11.06%	8.11%

Tier 1 risk-based capital ratio	14.6%	15.2%	17.9%
Total risk-based capital ratio	16.2%	17.0%	19.7%

Third Quarter 2011 Highlights

•
Strong Third Quarter Earnings – For the third quarter of 2011, net income was $62.4 million or $0.41 per share. Earnings per dilutive share grew $0.02 or 5% from the second quarter of 2011 and $0.14 or 52% from the third quarter of 2010.

•
Strong Loan Growth – Quarter to date, noncovered commercial and trade finance loans grew $327.7 million or 12% to $3.0 billion, and noncovered single family loans grew $231.7 million or 18% to $1.5 billion.

•	Stable Net Interest Margin – The adjusted net interest margin for the third quarter totaled 3.98%, as compared to 4.03% for the second quarter of 2011 and 3.98% for the third quarter of 2010. 1

•	Strong Deposit Growth – Quarter to date, core deposits increased $469.7 million or 5% to $9.8 billion and total deposits increased $172.9 million or 1% to $17.3 billion.

•
Cost of Funds Down 7 bps from Q2 2011 and 18 bps from Q3 2010 – The cost of funds declined 7 basis points from the second quarter of 2011 and 18 basis points from the third quarter of 2010 to 0.93% for the third quarter of 2011. Our cost of deposits declined 5 basis points from the second quarter of 2011 and 10 basis points from the third quarter of 2010 to 0.65% for the quarter ended September 30, 2011.

•
Net Charge-offs Down 23% from Q2 2011, Down 46% from Q3 2010 – Net charge-offs declined to $24.4 million, a decrease of $7.2 million or 23% from the prior quarter and a decrease of $20.7 million or 46% from the third quarter of 2010.

•
Nonperforming Assets Down 7% to 0.77% of Total Assets – Nonperforming assets decreased $12.3 million or 7% during the third quarter of 2011 to $168.9 million, or 0.77% of total assets. This is the eighth consecutive quarter East West is reporting a nonperforming assets to total assets ratio under 1.00%.

Management Guidance

The Company is providing updated guidance for the fourth quarter and full year of 2011. Management currently estimates that fully diluted earnings per share for the fourth quarter of 2011 will range from $0.40 to $0.41 resulting in earnings per share for the full year of $1.57 to $1.58 per dilutive share or an increase of approximately 89% to 90% from 2010. Also, this updated guidance for the full year of 2011 is an increase of approximately 3% from our previously released guidance. This EPS guidance is based on the following assumptions:

•	Stable balance sheet
•	A stable interest rate environment and an adjusted net interest margin of approximately 3.90%
•	Provision for loan losses of approximately $20 million for the quarter
•	Total noninterest expense of approximately $97 million to $100 million for the quarter, net of amounts to be reimbursed by the FDIC
•	Effective tax rate of approximately 36%

Balance Sheet Summary

At September 30, 2011, total assets equaled $21.8 billion compared to $21.9 billion at June 30, 2011. Although total assets remained relatively unchanged, total loans receivable grew $176.4 million and investment securities grew $73.5 million quarter to date.  These increases were funded by existing cash and an increase in deposits of $172.9 million from June 30, 2011.

Loans receivable totaled $14.2 billion at September 30, 2011, as compared to $14.0 billion at June 30, 2011 and $13.6 billion at September 30, 2010.  During the third quarter, noncovered loan balances increased 4% or $393.1 million, to $10.1 billion at September 30, 2011. The increase in noncovered loans during the third quarter was driven by growth in both commercial and trade finance loans and single family loans, which increased $327.7 million or 12%, and $231.7 million or 18%, respectively. The loan growth in our commercial and trade finance portfolio in the third quarter is attributed to our expanded lending platform in the U.S. and is well-diversified across many industries. The growth in the single family loan portfolio is due to ongoing demand from our retail branch network.

The growth in noncovered commercial and trade finance loans and single-family loans was partially offset by decreases in noncovered land, construction, and consumer loans, including loans held for sale, during the third quarter of 2011. Quarter to date, land and construction loans declined by $47.9 million or 11% to $372.1 million as of September 30, 2011.  The consumer loan portfolio declined $85.4 million or 14% during the quarter, primarily as a result of the transfer of government guaranteed student loans to loans held for sale to reflect management’s intent to sell these loans at a future date. As of September 30, 2011, we classified $251.9 million of loans as held for sale, primarily comprised of government guaranteed student loans. Further, during the third quarter, we sold $219.8 million of government guaranteed student loans and $10.0 million of SBA loans at gains of approximately $4.4 million, and $1.1 million, respectively.

Covered Loans
Covered loans totaled $4.1 billion as of September 30, 2011, a decrease of $216.7 million from June 30, 2011. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss share agreements with the FDIC. During the third quarter, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest income (loss) of $(43.5) million which resulted largely from the improved performance of the UCB loan portfolio as compared to our original estimate.

Deposits and Borrowings
During the third quarter, total deposits grew $172.9 million from June 30, 2011 to a record $17.3 billion at September 30, 2011. In the third quarter, we continued our focus on growing commercial and low-cost core deposits and reducing our reliance on time deposits. Core deposits increased to a record $9.8 billion at September 30, 2011, or an increase of $469.7 million or 5% from June 30, 2011 while time deposits decreased to $7.5 billion at September 30, 2011, or a decrease of $296.7 million or 4% from June 30, 2011. Demand deposits grew to a record $3.4 billion, an increase of $225.9 million or 7% quarter to date.

As of September 30, 2011, FHLB advances totaled $457.1 million, a decrease of 14% or $75.9 million from June 30, 2011 due to both scheduled payments and prepayments during the third quarter. During the third quarter, we prepaid $48.8 million of FHLB advances with an effective interest rate of 2.4%, incurring a prepayment penalty of $3.3 million, which is included in noninterest expense. Additionally, during the third quarter, we called $10.8 million of 10.9% junior subordinated debt securities at a premium of $526 thousand, which is also recorded in noninterest expense. These actions were taken to reduce borrowing costs and improve the net interest margin in the coming quarters.

Third Quarter 2011 Operating Results

Net Interest Income
The core net interest margin, excluding the net impact to interest income of $39.3 million resulting from covered loan activity and amortization of the FDIC indemnification asset, remained strong at 3.98% for the third quarter of 2011, as compared to 4.03% for the second quarter of 2011 and 3.98% for the third quarter of 2010. 1 For the third quarter, the yield on noncovered loans was 4.87% compared to 5.10% in the prior quarter and the yield on covered loans, excluding the net impact to interest income from covered loan activity and amortization of the FDIC indemnification asset, was 7.89%, compared to 7.92% in the prior quarter.1 Additionally, the yield on investment securities improved 9 basis points to 2.99% for the quarter ended September 30, 2011.

East West continues to focus on commercial and low-cost core deposits and successfully grew core deposits $469.7 million during the quarter and lowered the cost of deposits by five basis points to 0.65% for the quarter. In addition, the cost of funds was also down quarter to date, decreasing seven basis points to 0.93%.

Management believes that East West can maintain a relatively stable net interest margin throughout this prolonged low interest rate environment, while ensuring prudent interest rate risk management. In the upcoming months, the Company will continue to evaluate opportunities to reduce the cost of deposits and borrowings.  In the fourth quarter of 2011, $2.8 billion of time deposits with a weighted-average interest rate of 0.87% will be maturing, and the Company expects to replace these deposits at a substantially lower cost. Additionally, management is confident in its ability to organically grow the loan portfolio, maintaining stable interest earning assets. As such, while the net interest margin may decrease slightly, management still expects to maintain a relatively stable net interest margin and believes that the adjusted net interest margin will approximate 3.90% for the fourth quarter of 2011.

Noninterest Income (Loss)
The Company reported a total noninterest income (loss) for the third quarter of 2011 of ($13.5) million, compared to noninterest income of $12.5 million in the second quarter of 2011 and noninterest income of $29.3 million in the third quarter of 2010.

Total fees and other operating income remained stable and totaled $21.2 million for the third quarter of 2011, compared to $22.1 million for the second quarter of 2011 and $17.4 million for the third quarter of 2010 as detailed below:

	Quarter Ended	Quarter Ended	Quarter Ended	% Change
($ in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	(Yr/Yr)

Branch fees	$8,872	$9,078	$7,976	11%
Letters of credit fees and foreign exchange income	6,450	6,216	3,914	65%
Ancillary loan fees	2,076	2,055	2,367	-12%
Other operating income	3,835	4,771	3,127	23%
Total fees & other operating income	$21,233	$22,120	$17,384	22%

Also included in noninterest income for the third quarter of 2011 were gains on sales of government guaranteed student loans and SBA loans of $5.5 million and gains on sales of investment securities of $3.2 million.

Noninterest Expense
Noninterest expense totaled $104.6 million for the third quarter of 2011, compared to $117.6 million for the second quarter of 2011 and $99.9 million for the third quarter of 2010. The decrease in noninterest expense from the second quarter of 2011 was primarily related to decreases in other real estate owned expense of $10.1 million and deposit insurance premium expense of $4.4 million. The decrease in the deposit insurance premium was due to a lower actual assessment. In the third quarter, we incurred $4.4 million in net expenses on covered loans and other real estate owned for which we expect that 80% or $3.5 million is reimbursable by the FDIC. In addition, included in noninterest expense for the third quarter of 2011 is a prepayment penalty on FHLB advances and junior subordinated debt securities of $3.8 million.

Noninterest expense, excluding amounts to be reimbursed by the FDIC and the prepayment penalties on FHLB advances and junior subordinated debt securities, totaled $97.2 million for the third quarter of 2011. 1

A summary of the noninterest expenses for the third quarter 2011, compared to the second quarter 2011, is detailed below:

($ in thousands)	Quarter Ended September 30, 2011	Quarter Ended June 30, 2011
Total noninterest expense:	$104,552	$117,597
Amounts to be reimbursed on covered assets (80% of actual expense amount)	3,539	13,574
Prepayment penalties for FHLB Advances and other borrowings	3,826	4,433
Noninterest expense excluding reimbursable amounts and prepayment penalty on FHLB Advances and other borrowings	$97,187	$99,590

Management anticipates that in the fourth quarter of 2011, noninterest expense will be approximately $97.0 million to $100.0 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the third quarter was 36.1% compared to 36.8% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Quality

Credit quality continued to improve during the third quarter of 2011. Nonperforming assets, excluding covered assets, decreased by $12.3 million or 7% from the prior quarter to $168.9 million or 0.77% of total assets at September 30, 2011. The decrease in nonperforming assets was due to a $17.0 million or 10% decrease in nonaccrual loans during the third quarter of 2011, partially offset by an increase in other real estate owned of $4.7 million.  In addition, for the eighth consecutive quarter, net charge-offs declined. Total net charge-offs decreased to $24.4 million for the third quarter of 2011, a decrease of 23% from the previous quarter and a decrease of 46% compared to the prior year quarter.

East West continues to maintain a strong allowance for noncovered loan losses at $211.7 million or 2.16% of noncovered loans receivable at September 30, 2011. This compares to an allowance for noncovered loan losses of $213.8 million or 2.29% of noncovered loans at June 30, 2011 and $240.3 million or 2.79% of noncovered loans at September 30, 2010. The provision for loan losses was $22.0 million for the third quarter of 2011, a decrease of 17% from the prior quarter, and a decrease of 43% as compared to the third quarter of 2010. Our allowance for loan losses and provision for loan losses have declined for several quarters as a result of credit quality improvement, partially offset by increases in the allowance for loan losses on commercial and trade finance loans, commensurate with the increases in these portfolios.

Management expects that the provision for loan losses will decrease in future quarters and total approximately $20.0 million for the fourth quarter of 2011.

Capital Strength

(Dollars in Millions)
	September 30, 2011	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.3%	5.00%	$932
Tier 1 risk-based capital ratio	14.6%	6.00%	1,186
Total risk-based capital ratio	16.2%	10.00%	853
Tangible common equity to tangible assets ratio	8.2%	N/A	N/A
Tangible common equity to risk weighted assets ratio	12.8%	N/A	N/A

Our capital ratios remain very strong. As of the end of the third quarter of 2011, our Tier 1 leverage capital ratio totaled 9.3%, our Tier 1 risk-based capital ratio totaled 14.6% and our total risk-based capital ratio totaled 16.2%. East West exceeds well capitalized requirements for all regulatory guidelines by over $800 million. The Company remains focused on active capital management and remains committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

Dividend Payout

East West’s Board of Directors has declared fourth quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.05 is payable on or about November 24, 2011 to shareholders of record on November 10, 2011. The dividend on the Series A Preferred Stock of $20.00 per share is payable on November 1, 2011 to shareholders of record on October 15, 2011.

Conference Call

East West will host a conference call to discuss third quarter 2011 earnings with the public on Thursday, October 20, 2011 at 8:30 a.m. PDT/ 11:30 a.m. EDT. The public and investment community are invited to listen as management discusses third quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Local call within the US – (877) 317-6789; Call within Canada – (866) 605-3852; International call – (412) 317-6789.  A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $21.8 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30, 2011	June 30, 2011	September 30, 2010
Assets
Cash and cash equivalents	$1,135,888	$1,598,498	$1,164,936
Short-term investments	66,009	85,479	151,557
Securities purchased under resale agreements	951,824	812,281	350,000
Investment securities	3,279,592	3,206,108	2,907,349
Loans receivable, excluding covered loans (net of allowance for loan losses of $211,738, $213,825 and $240,286)	9,830,686	9,428,015	8,323,684
Covered loans, net	4,139,902	4,356,595	4,975,502
Total loans receivable, net	13,970,588	13,784,610	13,299,186
Federal Home Loan Bank and Federal Reserve Bank stock	190,765	197,187	216,738
FDIC indemnification asset	569,157	637,535	874,759
Other real estate owned, net	21,178	16,464	16,936
Other real estate owned covered, net	87,298	123,050	137,353
Premiums on deposits acquired, net	70,115	73,182	82,755
Goodwill	337,438	337,438	337,438
Other assets	1,133,194	1,000,876	878,239
Total assets	$21,813,046	$21,872,708	$20,417,246

Liabilities and Stockholders' Equity
Deposits	$17,308,700	$17,135,753	$15,297,971
Federal Home Loan Bank advances	457,075	532,951	1,018,074
Securities sold under repurchase agreements	1,024,949	1,052,615	1,045,664
Long-term debt	214,178	225,261	235,570
Other borrowings	4,955	29,924	28,328
Accrued expenses and other liabilities	542,020	666,872	406,879
Total liabilities	19,551,877	19,643,376	18,032,486
Stockholders' equity	2,261,169	2,229,332	2,384,760
Total liabilities and stockholders' equity	$21,813,046	$21,872,708	$20,417,246
Book value per common share	$14.62	$14.43	$13.61
Number of common shares at period end	148,962	148,751	147,982

Ending Balances
	September 30, 2011	June 30, 2011	September 30, 2010
Loans receivable
Real estate - single family	$1,517,954	$1,286,235	$1,057,697
Real estate - multifamily	942,428	950,981	971,155
Real estate - commercial	3,459,001	3,408,560	3,425,300
Real estate - land and construction	372,140	420,069	563,010
Commercial	3,012,152	2,684,472	1,696,173
Consumer	503,575	588,940	886,124
Total noncovered loans receivable, excluding loans held for sale	9,807,250	9,339,257	8,599,459
Loans held for sale	251,920	326,841	16,902
Covered loans, net	4,139,902	4,356,595	4,975,502
Total loans receivable	14,199,072	14,022,693	13,591,863
Unearned fees, premiums and discounts	(16,746)	(24,258)	(52,391)
Allowance for loan losses on non-covered loans	(211,738)	(213,825)	(240,286)
Net loans receivable	$13,970,588	$13,784,610	$13,299,186

Deposits
Noninterest-bearing demand	$3,377,559	$3,151,660	$2,571,750
Interest-bearing checking	948,679	792,330	762,633
Money market	4,434,983	4,311,583	4,190,448
Savings	1,063,086	1,099,065	955,278
Total core deposits	9,824,307	9,354,638	8,480,109
Time deposits	7,484,393	7,781,115	6,817,862
Total deposits	$17,308,700	$17,135,753	$15,297,971

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended

	September 30, 2011	June 30, 2011	September 30, 2010

Interest and dividend income	$282,741	$274,468	$231,400
Interest expense	(44,959)	(47,132)	(48,595)
Net interest income before provision for loan losses	237,782	227,336	182,805
Provision for loan losses	(22,000)	(26,500)	(38,648)
Net interest income after provision for loan losses	215,782	200,836	144,157
Noninterest (loss) income	(13,545)	12,491	29,315
Noninterest expense	(104,552)	(117,597)	(99,945)
Income before provision for income taxes	97,685	95,730	73,527
Provision for income taxes	35,253	35,205	26,576
Net income	62,432	60,525	46,951
Preferred stock dividend and amortization of preferred stock discount	(1,714)	(1,714)	(6,732)
Net income available to common stockholders	$60,718	$58,811	$40,219
Net income per share, basic	$0.41	$0.40	$0.27
Net income per share, diluted	$0.41	$0.39	$0.27
Shares used to compute per share net income:
- Basic	147,162	147,011	146,454
- Diluted	153,453	153,347	147,113

	Quarter Ended

	September 30, 2011	June 30, 2011	September 30, 2010
Noninterest (loss) income:
Branch fees	$8,872	$9,078	$7,976
(Decrease) increase in FDIC indemnification asset and FDIC receivable	(43,451)	(18,806)	5,826
Net gain on sales of loans	5,452	5,891	4,177
Letters of credit fees and foreign exchange income	6,450	6,216	3,914
Net gain on sales of investments	3,191	1,117	2,791
Net gain on sale of fixed assets	30	2,169	25
Impairment loss on investment securities	-	-	(888)
Ancillary loan fees	2,076	2,055	2,367
Other operating income	3,835	4,771	3,127
Total noninterest (loss) income	$(13,545)	$12,491	$29,315

Noninterest expense:
Compensation and employee benefits	$39,885	$40,870	$38,693
Occupancy and equipment expense	12,580	12,175	13,963
Loan related expenses	5,208	4,284	6,316
Other real estate owned expense	4,489	14,585	5,694
Deposit insurance premiums and regulatory assessments	2,430	6,833	5,676
Prepayment penalties for FHLB advances and other borrowings	3,826	4,433	-
Legal expense	6,028	6,791	5,301
Amortization of premiums on deposits acquired	3,067	3,151	3,352
Data processing	1,827	2,100	2,646
Consulting expense	2,094	2,378	1,612
Amortization of investments in affordable housing partnerships	5,287	4,598	1,442
Other operating expense	17,831	15,399	15,250
Total noninterest expense	$104,552	$117,597	$99,945

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date

	September 30, 2011	September 30, 2010

Interest and dividend income	$811,544	$803,636
Interest expense	(137,592)	(155,484)
Net interest income before provision for loan losses	673,952	648,152
Provision for loan losses	(75,006)	(170,325)
Net interest income after provision for loan losses	598,946	477,827
Noninterest income	9,987	56,549
Noninterest expense	(328,938)	(364,173)
Income before provision for income taxes	279,995	170,203
Provision for income taxes	100,967	61,988
Net income	179,028	108,215
Preferred stock dividend and amortization of preferred stock discount	(5,143)	(19,017)
Net income available to common stockholders	$173,885	$89,198
Net income per share, basic	$1.18	$0.66
Net income per share, diluted	$1.17	$0.61
Shares used to compute per share net income:
- Basic	147,013	134,396
- Diluted	153,372	146,993

	Year To Date

	September 30, 2011	September 30, 2010
Noninterest income:
Branch fees	$25,704	$24,953
Decrease in FDIC indemnification asset and FDIC receivable	(79,700)	(47,170)
Net gain on sales of loans	18,753	12,250
Letters of credit fees and foreign exchange income	17,636	11,023
Net gain on sales of investments	6,823	24,749
Net gain on sale of fixed assets	2,236	77
Impairment loss on investment securities	(464)	(10,329)
Ancillary loan fees	6,122	6,425
Gain on acquisition	-	27,571
Other operating income	12,877	7,000
Total noninterest income	$9,987	$56,549

Noninterest expense:
Compensation and employee benefits	$119,025	$131,051
Occupancy and equipment expense	37,353	39,022
Loan related expenses	12,591	14,567
Other real estate owned expense	29,738	44,689
Deposit insurance premiums and regulatory assessments	16,454	21,785
Prepayment penalties for FHLB advances and other borrowings	12,281	13,832
Legal expense	16,920	14,391
Amortization of premiums on deposits acquired	9,403	10,046
Data processing	6,530	8,174
Consulting expense	6,098	5,672
Amortization of investments in affordable housing partnerships	14,410	7,117
Other operating expense	48,135	53,827
Total noninterest expense	$328,938	$364,173

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	September 30, 2011	June 30, 2011	September 30, 2010
Loans receivable
Real estate - single family	$1,382,715	$1,231,774	$1,051,914
Real estate - multifamily	945,007	950,687	984,589
Real estate - commercial	3,447,983	3,393,361	3,452,114
Real estate - land and construction	416,640	457,337	615,959
Commercial	2,859,985	2,450,510	1,591,042
Consumer	773,229	935,081	803,430
Total loans receivable, excluding covered loans	9,825,559	9,418,750	8,499,048
Covered loans	4,253,687	4,487,610	5,105,793
Total loans receivable	14,079,246	13,906,360	13,604,841
Investment securities	3,255,701	3,220,795	2,482,951
Earning assets	19,810,633	19,402,968	17,692,002
Total assets	21,978,123	21,574,103	20,097,142

Deposits
Noninterest-bearing demand	$3,236,683	$2,935,704	$2,436,031
Interest-bearing checking	895,223	793,349	731,267
Money market	4,453,224	4,374,404	4,162,847
Savings	1,048,004	1,034,486	960,927
Total core deposits	9,633,134	9,137,943	8,291,072
Time deposits	7,665,429	7,653,112	6,719,637
Total deposits	17,298,563	16,791,055	15,010,709
Interest-bearing liabilities	15,842,752	15,913,856	14,910,922
Stockholders' equity	2,275,803	2,210,603	2,360,025

Selected Ratios	Quarter Ended

	September 30, 2011	June 30, 2011	September 30, 2010
For The Period
Return on average assets	1.13%	1.12%	0.93%
Return on average common equity	10.99%	11.06%	8.11%
Interest rate spread	4.53%	4.48%	3.90%
Net interest margin	4.76%	4.70%	4.10%
Yield on earning assets	5.66%	5.67%	5.19%
Cost of deposits	0.65%	0.70%	0.75%
Cost of funds	0.93%	1.00%	1.11%
Noninterest expense/average assets (1)	1.67%	1.95%	1.89%
Efficiency ratio (2)	41.19%	43.95%	44.67%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	September 30, 2011			September 30, 2010
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,164,302	$7,866	2.68%	$736,658	$2,362	1.27%
Securities purchased under resale agreements	1,117,493	5,064	1.80%	648,136	2,410	1.46%
Investment securities available-for-sale	3,255,701	24,503	2.99%	2,482,951	15,725	2.51%
Loans receivable	9,825,559	120,596	4.87%	8,499,048	116,029	5.42%
Loans receivable - covered	4,253,687	123,927	11.56%	5,105,793	94,057	7.31%
Federal Home Loan Bank and Federal Reserve Bank stock	193,891	785	1.61%	219,416	817	1.49%
Total interest-earning assets	19,810,633	282,741	5.66%	17,692,002	231,400	5.19%

Noninterest-earning assets:
Cash and cash equivalents	254,918			668,277
Allowance for loan losses	(225,395)			(253,078)
Other assets	2,137,967			1,989,941
Total assets	$21,978,123			$20,097,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	895,223	936	0.41%	731,267	550	0.30%
Money market accounts	4,453,224	4,798	0.43%	4,162,847	7,103	0.68%
Savings deposits	1,048,004	756	0.29%	960,927	818	0.34%
Time deposits	7,665,429	21,726	1.12%	6,719,637	20,028	1.18%
Federal Home Loan Bank advances	508,913	3,013	2.35%	1,020,640	5,725	2.23%
Securities sold under repurchase agreements	1,035,466	12,218	4.68%	1,047,697	12,189	4.55%
Long-term debt	222,490	1,424	2.54%	235,570	1,685	2.80%
Other borrowings	14,003	88	2.49%	32,337	497	6.01%
Total interest-bearing liabilities	15,842,752	44,959	1.13%	14,910,922	48,595	1.29%

Noninterest-bearing liabilities:
Demand deposits	3,236,683			2,436,031
Other liabilities	622,885			390,164
Stockholders' equity	2,275,803			2,360,025
Total liabilities and stockholders' equity	$21,978,123			$20,097,142

Interest rate spread			4.53%			3.90%

Net interest income and net interest margin		$237,782	4.76%		$182,805	4.10%

Net interest income and net interest margin, adjusted (2)		$198,489	3.98%		$177,294	3.98%

(1)  Annualized.

(2)  Amounts exclude the net impact of covered loan dispositions of $39.3 million and $5.5 million for the three months ended September 30, 2011 and 2010, respectively.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date

	September 30, 2011	September 30, 2010
Loans receivable
Real estate - single family	$1,259,419	$990,806
Real estate - multifamily	952,426	1,017,883
Real estate - commercial	3,407,097	3,519,178
Real estate - land and construction	460,512	707,062
Commercial	2,458,701	1,496,885
Consumer	920,248	793,670
Total loans receivable, excluding covered loans	9,458,403	8,525,484
Covered loans	4,477,467	5,175,251
Total loans receivable	13,935,870	13,700,735
Investment securities	3,100,000	2,291,588
Earning assets	19,318,212	17,584,474
Total assets	21,484,046	20,049,938

Deposits
Noninterest-bearing demand	$2,966,343	$2,323,950
Interest-bearing checking	820,518	672,817
Money market	4,400,912	3,868,588
Savings	1,018,215	971,381
Total core deposits	9,205,988	7,836,736
Time deposits	7,487,935	6,914,615
Total deposits	16,693,923	14,751,351
Interest-bearing liabilities	15,785,667	15,191,062
Stockholders' equity	2,211,373	2,321,690

Selected Ratios	Year To Date

	September 30, 2011	September 30, 2010
For The Period
Return on average assets	1.11%	0.72%
Return on average common equity	10.92%	6.47%
Interest rate spread	4.45%	4.74%
Net interest margin	4.66%	4.93%
Yield on earning assets	5.62%	6.11%
Cost of deposits	0.67%	0.83%
Cost of funds	0.98%	1.19%
Noninterest expense/average assets (1)	1.82%	2.22%
Efficiency ratio (2)	42.79%	48.47%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	September 30, 2011			September 30, 2010
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,052,091	$15,106	1.92%	$914,471	$7,405	1.08%
Securities purchased under resale agreements	1,029,000	14,443	1.88%	455,824	11,303	3.27%
Investment securities available-for-sale	3,100,000	66,613	2.87%	2,291,588	50,656	2.96%
Loans receivable	9,458,403	355,246	5.02%	8,525,484	354,973	5.57%
Loans receivable - covered	4,477,467	357,576	10.68%	5,175,251	376,840	9.74%
Federal Home Loan Bank and Federal Reserve Bank stock	201,251	2,560	1.70%	221,856	2,473	1.49%
Total interest-earning assets	19,318,212	811,544	5.62%	17,584,474	803,650	6.11%

Noninterest-earning assets:
Cash and cash equivalents	269,700			547,403
Allowance for loan losses	(230,020)			(254,153)
Other assets	2,126,154			2,172,214
Total assets	$21,484,046			$20,049,938

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	820,518	2,283	0.37%	672,817	1,691	0.34%
Money market accounts	4,400,912	16,621	0.50%	3,868,588	23,405	0.81%
Savings deposits	1,018,215	2,421	0.32%	971,381	3,234	0.45%
Time deposits	7,487,935	62,003	1.11%	6,914,615	62,749	1.21%
Federal Home Loan Bank advances	751,822	12,746	2.27%	1,427,903	20,905	1.96%
Securities sold under repurchase agreements	1,059,770	36,351	4.59%	1,039,636	36,775	4.66%
Long-term debt	231,087	4,783	2.77%	235,570	4,823	2.70%
Other borrowings	15,408	384	3.33%	60,552	1,902	4.19%
Total interest-bearing liabilities	15,785,667	137,592	1.17%	15,191,062	155,484	1.37%

Noninterest-bearing liabilities:
Demand deposits	2,966,343			2,323,950
Other liabilities	520,663			213,236
Stockholders' equity	2,211,373			2,321,690
Total liabilities and stockholders' equity	$21,484,046			$20,049,938

Interest rate spread			4.45%			4.74%

Net interest income and net interest margin		$673,952	4.66%		$648,166	4.93%

Net interest income and net interest margin, adjusted (2)		$575,353	3.98%		$548,544	4.17%

(1)  Annualized.

(2)  Amounts exclude the net impact of covered loan dispositions of $98.6 million and $97.1 million for the nine months ended September 30, 2011 and 2010, respectively, and repurchase agreement termination gain of $2.5 million for the nine months ended September 30, 2010.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	9/30/2011	6/30/2011	9/30/2010
LOANS
Allowance balance, beginning of period	$220,556	$226,161	$249,462
Allowance for unfunded loan commitments and letters of credit	-	(487)	1,133
Provision for loan losses	22,000	26,500	38,648

Net Charge-offs:
Real estate - single family	1,563	1,120	14,620
Real estate - multifamily	2,069	1,081	7,526
Real estate - commercial	1,157	2,164	11,779
Real estate - land and construction	12,855	18,143	8,300
Commercial	6,487	8,844	2,539
Consumer	253	266	293
Total net charge-offs	24,384	31,618	45,057
Allowance balance, end of period (3)	$218,172	$220,556	$244,186

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$11,197	$10,710	$10,042
Provision for unfunded loan commitments and letters of credit	-	487	(1,133)
Allowance balance, end of period	$11,197	$11,197	$8,909
GRAND TOTAL, END OF PERIOD	$229,369	$231,753	$253,095

Nonperforming assets to total assets (1)	0.77%	0.83%	0.96%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.16%	2.29%	2.79%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.27%	2.41%	2.90%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	143.35%	129.80%	133.95%
Nonaccrual loans to total loans (2)	1.04%	1.17%	1.32%

(1)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3)
Included in the allowance is $6.4 million, $6.7 million and $3.9 million related to covered loans as of September 30, 2011, June 30, 2011 and September 30, 2010, respectively. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with them FDIC. Allowance on these subsequent drawdowns is accounted for as part of the general allowance.

EAST WEST BANCORP, INC.
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(In thousands)
(unaudited)

AS OF SEPTEMBER 30, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$7,173	$99	$7,272	$4,118	$11,390
Real estate - multifamily	12,906	5,468	18,374	-	18,374
Real estate - commercial	40,063	17,544	57,607	6,188	63,795
Real estate - land and construction	43,593	3,532	47,125	10,654	57,779
Commercial	11,121	3,275	14,396	142	14,538
Consumer	2,935	-	2,935	76	3,011
Total	$117,791	$29,918	$147,709	$21,178	$168,887

AS OF JUNE 30, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$13,326	$-	$13,326	$1,384	$14,710
Real estate - multifamily	11,174	3,708	14,882	833	15,715
Real estate - commercial	38,677	3,432	42,109	4,789	46,898
Real estate - land and construction	48,157	21,013	69,170	9,007	78,177
Commercial	19,078	5,091	24,169	358	24,527
Consumer	1,077	-	1,077	93	1,170
Total	$131,489	$33,244	$164,733	$16,464	$181,197

AS OF SEPTEMBER 30, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$5,359	$-	$5,359	$947	$6,306
Real estate - multifamily	10,386	6,263	16,649	3,088	19,737
Real estate - commercial	28,786	30,799	59,585	6,730	66,315
Real estate - land and construction	51,699	18,837	70,536	5,602	76,138
Commercial	6,653	20,084	26,737	223	26,960
Consumer	427	91	518	346	864
Total	$103,310	$76,074	$179,384	$16,936	$196,320

EAST WEST BANCORP, INC.
  GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
September 30, 2011
Stockholders' Equity	$2,261,169
Less:
Preferred Equity	(83,027)
Goodwill and other intangible assets	(415,275)
Tangible common equity	$1,762,867

Risk-weighted assets	13,756,976

Tangible Common Equity to risk-weighted assets ratio	12.8%

As of
September 30, 2011
Total assets	$21,813,046
Less:
Goodwill and other intangible assets	(415,275)
Tangible assets	$21,397,771

Tangible common equity to tangible assets ratio	8.2%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

Quarter Ended September 30, 2011
Total noninterest expense:	$104,552
Amounts to be reimbursed on covered assets (80% of actual expense amount)	3,539
Prepayment penalties for FHLB advances and other borrowings	3,826
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$97,187

Quarter Ended June 30, 2011
Total noninterest expense:	$117,597
Amounts to be reimbursed on covered assets (80% of actual expense amount)	13,574
Prepayment penalties for FHLB advances and other borrowings	4,433
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$99,590

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,810,633	$282,741	5.66%
Net interest income and net interest margin		$237,782	4.76%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(39,293)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$198,489	3.98%

	Quarter Ended June 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,402,969	$274,468	5.67%
Net interest income and net interest margin		$227,336	4.70%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(32,381)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$194,955	4.03%

	Quarter Ended September 30, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$17,692,002	$231,400	5.19%
Net interest income and net interest margin		$182,805	4.10%
Less net impact of covered loan dispositions		(5,511)
Net interest income and net interest margin, excluding net impact of covered loan dispositions		$177,294	3.98%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2011
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$4,253,687	$123,927	11.56%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(39,293)
Covered loans excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$84,634	7.89%

	Quarter Ended June 30, 2011
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$4,487,610	$121,034	10.82%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(32,381)
Covered loans excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$88,653	7.92%

(1) Annualized.